Contact:	Christi Woodworth
Vice President of Public Relations
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Sonic ALIGNS LEADERSHIP FOR DIGITAL SUCCESS

Executive promotions reflect growing emphasis on technology

OKLAHOMA CITY (January 29, 2016) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced a new leadership alignment that reflects the increased integration of technology across functions and initiatives.

Appointed as president is Todd Smith, currently the brand’s chief marketing officer.  With his promotion, Smith continues to serve as chief marketer for the brand, including advertising, digital consumer communications, product innovation, consumer insights and customer relationship management (CRM).  Retail technology architecture and brand technology systems will now report to Smith, reflecting the integration between digital communications and CRM initiatives and the technology that powers them.

Smith joined Sonic in 2012 as vice president of marketing.  Under his leadership, Sonic launched a variety of new products, including candy slushes and boneless wings, while signing the brand’s first athlete spokesperson, 2014 National Basketball Association MVP, Kevin Durant.  Sonic’s proprietary digital menu technology has grown and evolved with Smith’s continued emphasis on digital communications.

Also, John Budd was promoted to executive vice president and continues to serve the brand as chief development and strategy officer.  Leading the implementation of key in-store retail technologies at more than 3,500 drive-ins, Budd also assumes leadership for technology support with his promotion.  Budd joined Sonic in 2013 to lead the strategy and development functions and has added supply chain as well as new point-of-sale and other technology implementation over the past two years to his Sonic portfolio.

“Technology permeates every aspect of our business,” said Cliff Hudson, Sonic CEO.  “No longer can the technology organization exist in one group, and our re-alignment today signifies the realities of technology design, testing and implementation as a critical part of many key functions of the business.

“We believe that housing specific technology functions with the core business units supported by the technology will allow us to bring consumer-facing technology to market more quickly, and internally support our franchisees as they implement technology at the drive-in.  I have the utmost confidence in Todd and John as they lead their respective teams and propel the brand forward.”

Also promoted to vice president and chief accounting officer is Michelle Britten, previously serving as vice president and controller.  Britten has served Sonic in a variety of accounting roles since joining Sonic in 2005 as director of SEC reporting.  She is responsible for all accounting and financial reporting functions, developing internal controls and coordinating the annual audit.

About SONIC, America’s Drive-In

SONIC, America’s Drive-In is the nation's largest drive-in restaurant chain serving more than 3 million customers every day.  Nearly 90 percent of SONIC’s 3,500 drive-in locations are owned and operated by local business men and women.  Over the past 60 years, SONIC has delighted guests with signature menu items, more than 1.3 million drink combinations and friendly service by iconic Carhops.  To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com or follow us on Facebook and Twitter.

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